July 1, 2014

Eagle Rock Completes the Contribution of its Midstream Business to Regency

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) announced the successful closing of the transaction between Eagle Rock and Regency Energy Partners LP (“Regency”) (NYSE: RGP), in which Eagle Rock contributed its midstream business to Regency (the “Contribution”).
The consideration received by the Partnership for the Contribution includes: (i) $576.2 million of cash; (ii) 8,245,859 Regency common units (valued at approximately $265 million based on the closing price of Regency common units on June 30, 2014) and (iii) the exchange of $498.9 million face amount of newly-issued Regency 8.375% Senior Notes due 2019 (the “New RGP Senior Notes”) for $498.9 million face amount of Eagle Rock’s existing 8.375% Senior Notes due 2019 (the “EROC Senior Notes”). $51.1 million of existing EROC Senior Notes did not exchange and will remain outstanding. Having secured a sufficient number of consents as part of the exchange offer, the indenture governing the remaining outstanding EROC Senior Notes will be amended today to eliminate substantially all of the restrictive covenants and certain events of default pertaining to the EROC Senior Notes.
Cash proceeds from the contribution will be used to pay down borrowings under Eagle Rock’s revolving credit facility. Pro-forma for the sale, the Partnership’s debt balance will be approximately $265 million and its leverage will be approximately 2.2x. In addition, the Partnership will own 8,245,859 Regency common units (valued at approximately $265 million).
“The closing of the Contribution marks the beginning of a new, transformative chapter for Eagle Rock. Now that we have met our stated goals of simplifying our structure and reducing our debt balances, we are focused on identifying and consummating accretive upstream acquisitions that fit our profile,” said Joseph A. Mills, Eagle Rock’s Chairman and Chief Executive Officer.
Management intends to recommend to the Board resuming a quarterly distribution for the third quarter of 2014 (payable in November 2014), subject to the general business climate and the Partnership's specific operations and assets (including assets that may be acquired in potential acquisitions). In particular, and without limiting the generality of the foregoing, management’s distribution recommendations are subject to the Partnership’s results of operations, projections and the prevailing commodity price levels. All actual future distributions will be determined, declared and paid at the sole discretion of the Board of Directors.
About the Partnership
Eagle Rock is a growth-oriented master limited partnership engaged in (a) the exploitation, development, and production of oil and natural gas properties and (b) ancillary gathering, compressing, treating, processing and marketing services with respect to its production of natural gas, natural gas liquids, condensate and crude oil.

Forward-Looking Statements

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of Eagle Rock’s risk factors, please consult Eagle Rock’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2013 and Eagle Rock’s Forms 10-Q filed with the SEC for subsequent quarters, including Eagle Rock’s Form 10-Q filed for the quarter ended June 30, 2014, when filed, as well as any other public filings, and press releases.

Contact:
Eagle Rock Energy Partners, L.P.

Bob Haines, 281-408-1303
Vice President and Chief Financial Officer

Chad Knips, 281-408-1203
Director, Corporate Finance and Investor Relations